Exhibit 15.1

July 18, 2005

Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Golden Valley, Minnesota 55416

We have performed a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Pentair, Inc. and Subsidiaries (the Company) for the three-month periods ended April 2, 2005 and April 3, 2004 and have issued our report dated May 9, 2005. As indicated in such report, because we did not perform an audit, we express no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended April 2, 2005 is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/   Deloitte & Touche LLP